EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ORBIT INTERNATIONAL CORP. REPORTS 2013 FIRST QUARTER RESULTS

Hauppauge, New York, May 9, 2013 - Orbit International Corp. (NASDAQ:ORBT) today announced results for the first quarter ended March 31, 2013.

First Quarter 2013 vs. First Quarter 2012
•	Net sales increased to $6,447,000 from $6,162,000;
•	Gross margin was 38.6% as compared to 38.7%;
•
Net loss was $80,000 ($0.02 loss per share) as compared to a net loss of $1,375,000 ($0.30 loss per share). The net loss for the 2012 first quarter included a charge of $1,194,000 in connection with employment contract provisions of a departing senior officer.  Excluding this charge, the net loss for the 2012 first quarter was $181,000 ($0.04 loss per share);

•
Earnings before interest, taxes, depreciation and amortization, and stock based compensation (EBITDA, as adjusted) was $59,000 ($0.01 per diluted share) as compared to a loss of $1,193,000 ($0.26 loss per share). First quarter 2012’s amount included the charge of $1,194,000; and,

•	Backlog at March 31, 2013 was $14.7 million as compared to $20.6 million one year ago.

Commenting on first quarter results, Mitchell Binder, President & Chief Executive Officer, stated, “Although our 2013 first quarter net sales increased slightly as compared to the same period of last year, our profitability was affected by several factors.  Our Power Group and Orbit Instrument Division had strong sales and good earnings, however, this was not enough to offset weak sales and earnings from our TDL and ICS subsidiaries.  Specifically:

•
TDL’s sales and margins were adversely affected by contract delays.  We expect net sales at TDL to improve in the next two quarters as shipments commence for its displays for a major helicopter program booked at the end of 2012. In addition to lower revenue, TDL’s margins were adversely affected by higher material costs in connection with a prototype order shipped during the quarter.  It is expected that this prototype order will transition into production orders at normal margins later this year or early next year.

•
Despite cost cutting measures taken at ICS at the end of 2012, ICS incurred an operating loss for the current first quarter due to an increase in estimated costs needed to complete two prototype units for the Signal Data Converter.  These prototype units are expected to be shipped in the second quarter.  This revision in estimated costs lowered the amount of revenue recorded in the first quarter under the percentage of completion method and also adversely affected ICS’s gross margin.”

Mr. Binder continued, “Our backlog at March 31, 2013 slightly decreased from $15.9 million at 2012 year-end, again due to contract delays.  Several awards that we anticipated for year-end that were pushed into the first quarter still remain open.  We expect many of these opportunities will be booked in the next two quarters of 2013.”

David Goldman, Chief Financial Officer, noted, “Our financial condition remains strong. At March 31, 2013, total current assets were $20.2 million versus total current liabilities of $5.2 million for a 3.9 to 1 current ratio.  To offset federal and state taxes resulting from potential future profits, we have approximately $5 million and $6 million in available federal and state net operating loss carryforwards, respectively, which should enhance future cash flow. Our tangible book value at March 31, 2013 was $3.85 per share as compared to $3.97 at December 31, 2012.”

Mr. Binder further added, “Contract delays have always been an issue in our industry; however, these current prolonged delays appear to be as a result of budget uncertainty.  At this time, we are unable to measure the effect of sequestration on our business, although we believe its resolution should significantly improve the environment in which we are working.”

Mr. Binder concluded, “We remain encouraged by our bid and proposal activity.  In addition, all legacy business that contributed to our good earnings performance over the past two years remains intact.  Although contract delays cannot be ignored and delays in delivery schedules could impair our operating leverage, we continue to believe in the long-term prospects of our business and industry.  In this regard we have repurchased over 49,000 shares of our common stock since the beginning of 2013, and more than 267,000 shares since January 1, 2012.”

Conference Call
The Company will hold a conference call for investors today, May 9, 2013, at 11:00 a.m. ET.  Interested parties may participate in the call by dialing 201-493-6744; please call in 10 minutes before the conference call is scheduled to begin and ask for the Orbit International conference call.  After opening remarks, there will be a question and answer period.  The conference call will also be broadcast live over the Internet.  To listen to the live call, please go to www.orbitintl.com and click on the Investor Relations section.  Please go to the website at least 15 minutes early to register, and download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Orbit’s website.  We suggest listeners use Microsoft Explorer as their browser.

Orbit International Corp., through its Electronics Group, is involved in the manufacture of customized electronic components and subsystems for military and nonmilitary government applications through its production facilities in Hauppauge, New York, and Quakertown, Pennsylvania; and designs and manufactures combat systems and gun weapons systems, provides system integration and integrated logistics support and documentation control at its facilities in Louisville, Kentucky.  The Power Group, through its Behlman Electronics, Inc. subsidiary, manufactures and sells high quality commercial power units, AC power sources, frequency converters, uninterruptible power supplies and associated analytical equipment.  The Behlman COTS division designs, manufactures and sells power units and electronic products for measurement and display.

Certain matters discussed in this news release and oral statements made from time to time by representatives of the Company including, statements regarding our expectations of Orbit’s operating plans, deliveries under contracts and strategies generally; statements regarding our expectations of the performance of our business; expectations regarding costs and revenues, future operating results, additional orders, future business opportunities and continued growth, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws.  Although Orbit believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Many of these factors are beyond Orbit International's ability to control or predict.  Important factors that may cause actual results to differ materially and that could impact Orbit International and the statements contained in this news release can be found in Orbit's filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K, annual reports on Form 10-K and its other periodic reports.  For forward-looking statements in this news release, Orbit claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Orbit assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT	or	Investor Relations Counsel
Mitchell Binder		Lena Cati
President & Chief Executive Officer		212-836-9611
631-435-8300		The Equity Group Inc.

(See Accompanying Tables)

Orbit International Corp.
Consolidated Statements of Operations
 (in thousands, except per share data)

	Three Months Ended March 31, (unaudited)
	2013	2012

Net sales	$6,447	$6,162

Cost of sales	3,956	3,775

Gross profit	2,491	2,387

Selling general and administrative expenses	2,531	2,597

Costs related to non-renewal of chief operating officer contract	-	1,194

Interest expense	17	34

Investment and other (income)	(3)	(93)

Loss before income taxes	(54)	(1,345)

Income taxes	26	30

Net loss	$(80)	$(1,375)

Basic loss per share	$(0.02)	$(0.30)

Diluted loss per share	$(0.02)	$(0.30)

Weighted average number of shares outstanding:
Basic	4,487	4,646
Diluted	4,487	4,646

Orbit International Corp.
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2013	2012

EBITDA (as adjusted) Reconciliation
Net loss	$(80)		$(1,375)
Interest expense	17		34
Income tax expense	26		30
Depreciation and amortization	68		66
Stock based compensation	28		52
EBITDA (as adjusted) (1)	$59	$	(1,193)

EBITDA (as adjusted) Per Basic and Diluted Share Reconciliation
Net loss	$(0.02)		$(0.30)
Interest expense	0.00		0.01
Income tax expense	0.01		0.01
Depreciation and amortization	0.01		0.01
Stock based compensation	0.01		0.01
EBITDA (as adjusted) per basic and diluted share (1)	$0.01	$	(0.26)

(1)
The EBITDA (as adjusted) tables presented are not determined in accordance with accounting principles generally accepted in the United States of America.  Management uses EBITDA (as adjusted) to evaluate the operating performance of its business.  It is also used, at times, by some investors, securities analysts and others to evaluate companies and make informed business decisions.  EBITDA (as adjusted) is also a useful indicator of the income generated to service debt.  EBITDA (as adjusted) is not a complete measure of an entity's profitability because it does not include costs and expenses for interest, depreciation and amortization, income taxes and stock based compensation. EBITDA (as adjusted) as presented herein may not be comparable to similarly named measures reported by other companies.

	Three Months Ended March 31,
Reconciliation of EBITDA, as adjusted, to cash flows provided by (used in) operating activities (1)	2013	2012

EBITDA (as adjusted)	$59	$(1,193	) )
Interest expense	(17)	(34)
Income tax expense	(26)	(30)
Bond amortization	1	1
Loss on sale of marketable securities	2	-
Net change in operating assets and liabilities	1,372	718
Cash flows provided by (used in) operating activities	$1,391	$(538)

Orbit International Corp.
Consolidated Balance Sheets

	March 31, 2013 (unaudited)	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$1,179,000	$610,000
Investments in marketable securities	261,000	251,000
Accounts receivable, less allowance for doubtful accounts	4,067,000	5,372,000
Inventories	12,928,000	13,271,000
Costs and estimated earnings in excess of billings on uncompleted contracts	884,000	875,000
Deferred tax asset	647,000	447,000
Other current assets	234,000	252,000

Total current assets	20,200,000	21,078,000

Property and equipment, net	1,159,000	1,099,000
Goodwill	868,000	868,000
Deferred tax asset	1,603,000	1,806,000
Other assets	111,000	125,000

Total assets	$23,941,000	$24,976,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long term debt	$33,000	$33,000
Note payable-bank	2,700,000	3,324,000
Accounts payable	782,000	741,000
Liability associated with non-renewal of senior officer contract	563,000	661,000
Accrued expenses	1,129,000	1,294,000
Income tax payable	4,000	2,000
Customer advances	17,000	88,000

Total current liabilities	5,228,000	6,143,000

Liability associated with non-renewal of senior officer contract, net of current portion	33,000	41,000
Long-term debt, net of current portion	-	8,000

Total liabilities	5,261,000	6,192,000

Stockholders’ Equity
Common stock	523,000	510,000
Additional paid-in capital	22,741,000	22,726,000
Treasury stock	(1,756,000)	(1,700,000)
Accumulated other comprehensive gain (loss)	1,000	(3,000)
Accumulated deficit	(2,829,000)	(2,749,000)

Stockholders’ equity	18,680,000	18,784,000

Total liabilities and stockholders’ equity	$23,941,000	$24,976,000